                                                                   EXHIBIT 10.39

                            ECONOMIC DEVELOPMENT AND
                              INCENTIVE AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into by and between the PAMPA ECONOMIC DEVELOPMENT CORPORATION ("PEDC") and UNITED MEDICORP, INC., and its wholly owned subsidiaries ("Medicorp").

     For and in consideration of the grant and guaranty hereinafter provided and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, PEDC and MEDICORP, do contract and agree as follows:

     1. Definitions and Reference Terms. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto.

     a. Full-time Equivalent Employee: Each 2,080 hours logged per year.

     b. Calendar year: Beginning January 1 of the referenced year.

     c. Incentive Package: All funds to be paid to or expended for the benefit of Medicorp and any guaranty made on its behalf by the PEDC.

     d. City: The City of Pampa, Texas.

     2. Incentive Package: PEDC hereby agrees to make the following grants and loan guaranty to and in favor of Medicorp for its operations within the City and employees located at its Pampa facility:

     a. $192,000.00 cash grant to be paid upon the closing of the purchase of the real property and the improvements located thereon where Medicorp's operations will be conducted within the City, subject, however, to the provisions of Paragraph 3 below.

     b. $23,810.00 to be paid, or has been paid, to Hughes-Roth Capital Markets, Inc. for its services rendered in the negotiations of the incentive package and the location of Medicorp's operations in the City.

     c. PEDC agrees to pay to Medicorp $27,400.00 per year for five (5) years, payable on the anniversary date of this Agreement (the "Installment Payments"). Such Installment Payments shall be allocated as follows: (i) to reimburse Medicorp for the total of the monthly payments made by Medicorp for the months preceding the anniversary date of this Agreement to its lender (principal and interest) on the loan for the purchase of the building; and (ii) after deducting such total under (i) from said $27,400.00, Medicorp will pay, within thirty (30) days after receipt of said Installment payment, the balance of such annual Installment Payment to Medicorp's lender to be applied to said original loan; provided, however, Medicorp will not be required to make any payment to lender in excess of the balance of the loan.

     Medicorp shall grant PEDC a second lien in the form of a deed of trust on the land and the improvements located thereon to secure PEDC's guaranty of Medicorp's loan with its lender. This lien shall represent a claim against Medicorp's equity in the real estate equal to the amount paid by PEDC, if any, to the first lienholder pursuant to a guaranty provided by PEDC to such first lienholder. This second lien shall terminate on the earlier of the date PEDC's guaranty is released by the first lienholder or Medicorp pays off the balance due to the first lienholder.

     PEDC shall be released from any obligation to pay any unpaid Installment Payments to Medicorp if (i) Medicorp is declared in default of its obligations to its first lienholder, or (ii) Medicorp discontinues its operations in Pampa within five (5) years of the date hereof.

d. Employee grant to be paid and adjusted over a term of eight (8) years, commencing January 1, 2001, and ending December 31, 2008, for a maximum of $320,000.00, as follows:

     (1) PEDC will pay to Medicorp $40,000.00 per calendar year (for a maximum of $320,000.00) for each of the first eight (8) years commencing with the calendar year of January 1, 2001, and ending December 31, 2001, and for each succeeding calendar year thereafter, if Medicorp provides a minimum of 83,200 hours (2,080 hours X 40 FTEE's) of employment during such calendar year.

          This annual incentive shall be paid in equal quarterly installments of $10,000.00 so long as 20,800 hours (520 hours X 40 FTEE's) of employment have been provided in such quarter, which payment will be made within five (5) days after each quarterly and calendar year verification as described in (4) below. If for such calendar year Medicorp has not provided a minimum of 83,200 hours of employment, Medicorp will reimburse PEDC for quarterly payments received within thirty (30) days after written demand for payment. If Medicorp fails to pay such reimbursement within said thirty (30) days, such amount shall bear interest at the rate of ten percent (10%) per annum based upon a 365-day year until paid.

     (2) PEDC will pay to Medicorp in addition to employee grant incentives set in (1) above, $1,000.00 per calendar year (for a maximum of $80,000.00) for each of the first eight (8) years commencing with the calendar year of January 1, 2001, and ending December 31, 2001, and for each succeeding calendar year thereafter, for each 2,080 hours of employment over 83,200 hours of employment but not more than 104,000 hours (2,080 hours X 50 FTEE's) of employment during such calendar year.

          This annual incentive shall be paid in quarterly installments calculated as the total number of hours paid in such quarter less 20,800 hours divided by 520 hours times $250.00. The fourth quarterly payment for each calendar year shall be calculated as the total number of hours paid in such calendar year

                                                                   EXHIBIT 10.39



               (but not more than 104,000 hours) less 83,200 hours divided by 2,080 hours times $1,000.00 less the sum of the first three quarterly payments made in such calendar year. To the extent that such calculation results in a negative balance, Medicorp will reimburse PEDC for such balance within thirty days after written demand for payment. If Medicorp fails to pay such reimbursement within said thirty (30) days, such amount shall bear interest at the rate of ten percent (10%) per annum based on a 365-day year until paid.

         (3) PEDC will pay to Medicorp in addition to the employee grant incentives set in (1) and (2) above, $500,000 per calendar year with no limit or cap, for each of the first eight (8) years commencing with the calendar year of January 1, 2001, and ending December 31, 2001, and for each succeeding calendar year thereafter, for each 2,080 hours of employment over 104,000 hours of employment during such calendar year.

               This annual incentive shall be paid in quarterly installments calculated as the total number of hours paid in such quarter less 26,000 hours (520 hours X 50 FTEE's) of employment during such quarter divided by 520 hours times $125.00. The fourth quarterly payment for each calendar year shall be calculated as the total number of hours paid in such calendar year less 104,000 hours divided by 2,080 hours times $500.00 less the sum of the first three quarterly payments made in such calendar year. To the extent that such calculation results in a negative balance, Medicorp will reimburse PEDC for such balance within thirty days after written demand for payment. If Medicorp fails to pay such reimbursement within said thirty (30) days, such amount shall bear interest at the rate of ten percent (10%) per annum based on a 365-day year until paid.

         (4) Verification of the number of hours of employment worked as of December 31 of each applicable year shall be determined from Medicorp professional employer organization reports to be filed by applicable State and Federal laws and regulations, which organization at the time of execution of the Agreement is Adminstaff, Inc. with corporate headquarters in Kingwood, Texas, or any other report(s) acceptable by PEDC.

    e. $10,000.00 will be paid to Medicorp if Medicorp has forty (40) employees by December 31, 2000, as verified under (4) above.

    f.      If PEDC fails to pay any amount due hereunder within thirty
            (30) days of the due date, such amount shall bear interest at the rate of 10 percent per annum, based on a 365-day year, until paid.

     3. Repayment Obligations of Medicorp. In addition to any repayment provisions provided in Paragraph 2 above, if Medicorp does not provided 62,400 hours (2,080 hours X 30 FTEE's) of employment during a calendar year as verified under Paragraph 2d.(4) above, beginning with the year ending December 31, 2001, Medicorp agrees to pay and reimburse PEDC $24,000.00 per such year no later than February 15th of the year following the calendar year in which such level of full-time employees was not maintained. Each of the eight (8) years shall stand alone and there will be no cumulation or averaging over the eight (8) years of this incentive provision. All past due payments shall bear interest at the rate of ten percent (10%) per annum based upon a 365-day year. All payments to be made by Medicorp to the PEDC under this Agreement are payable in Pampa, Gray County, Texas.

     4. Representations and Warranties by Medicorp. Medicorp represents and warrants to PEDC as follows:

     a. Good Standing. Medicorp is a Delaware corporation, duly organized, validly existing and authorized to do business in the State of Texas, and in good standing under the laws of the States of Delaware and Texas and has the power and authority on its own to carry on its business in each jurisdiction in which Medicorp does business.

     b. Authority and Compliance. Medicorp has full power and authority to execute and deliver this Agreement and all other documents related to the subject matter hereof and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action of its board of directors. No consent or approval of any other third party is required as a condition to the validity of this Agreement and all other documents related to the subject matter hereof. Medicorp is in compliance with all laws and regulatory requires to which it is subject.

     c. Litigation. There is no proceeding involving Medicorp pending or, to its knowledge, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to PEDC in writing and acknowledged by PEDC prior to the date of this Agreement.

     d. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Medicorp and no provision of any existing agreement, mortgage, indenture or contract binding on it or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out the terms of this Agreement and all other documents related to the subject matter hereof.

     e. Taxes. All taxes and assessments due and payable by Medicorp have been paid or are being contested in good faith by appropriate proceedings and Medicorp has filed all tax returns which it is required to file.

     f. Financial Statements. The financial statements of Medicorp heretofore delivered to PEDC have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Medicorp's financial condition as of the date or dates thereof, and there has been no material adverse change in Medicorp's financial condition or operations since March 31, 2000. All factual information furnished by Medicorp to PEDC in connection with this Agreement and the subject matter hereof is and will be accurate and complete on the date as of which such information is delivered to PEDC and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

     g. Place of Business. Medicorp's chief executive office is located at 10210 North Central Expressway, Suite 400, Dallas, TX 75231.

     h. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any payments to be made under this Agreement.

     5. Affirmative Covenants by Medicorp. Until performance of all obligations of Medicorp under this Agreement, Medicorp covenants:

     a. Financial Statements and Other Information. Maintain a system of accounting in accordance with GAAP applied on a consistent basis throughout the period involved and permit PEDC's officers or authorized representatives to visit and inspect Medicorp's books of account records at reasonable times and as often as PEDC may desire. Unless written notice of another location is given to PEDC, Medicorp's books and records will be located at its chief executive offices as set forth above. Medicorp will furnish to PEDC audited company prepared financial statements (including a balance sheet and profit and loss statement) for each fiscal year during the term of this Agreement within ninety (90) days after the close of each fiscal year.

     b. Insurance. Maintain insurance with responsible insurance companies licensed to do business in the State of Texas on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, and liability insurance in such amounts as are acceptable to PEDC. Certificates reflecting such insurance coverage shall be provided to the PEDC within thirty (30) days of the effective date of this Agreement and within ten (10) days of each renewal date of such coverage.

     c. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements.

     d. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to, taxes, costs and other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

     e.   Adverse Conditions or Events. Promptly advise the PEDC in writing of
          (i) any condition, event or act which comes to its attention that would or might materially adversely affect Medicorp's financial or operations or PEDC's rights under this Agreement; (ii) any litigation filed by or against Medicorp; (iii) any event that has occurred that would constitute an event of default under this Agreement; and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damages in excess of an aggregate of $50,000.00.

     6. Negative Covenant of Medicorp. Until full performance of this Agreement, Medicorp will not, without the prior written consent of PEDC:

     a. Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of business.

     7. Default. Either party shall be in default under this Agreement if it shall default in the payment of any amount due and owing hereunder or should it fail to timely and properly observe, keep or perform any term, covenant, agreement or condition of this Agreement or any other document related to the subject matter hereof. In the event of default, either party shall have all rights, powers and remedies available under this Agreement as well as all rights and remedies available at law or in equity. In the event it becomes necessary for either party to file suit to enforce any of the provisions hereof, the prevailing party in such litigation shall be entitled to recover its costs and its reasonable attorney's fees incurred in such litigation.

     8. Notices. All notices, requests or demands which either party is required or may desire to give to the other party under any provision of this Agreement shall be in writing delivered to the other party at the following addresses:

          Pampa Economic Development Corporation
          105 E. Foster Avenue
          P.O. Box 2494
          Pampa, TX 79066-2494

          United Medicorp, Inc.
          Attn: President
          10210 North Central Expressway, Suite 400
          Dallas, TX 75231

or to such other address as either may designate by written notice to the other party. Such notice, request, or demand shall be deemed given or made as follows: (a) if sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid, certified with return receipt requested; or (b) if by any other means, upon personal delivery.

     9.   Miscellaneous. The parties further covenant and agree:

     a. Cumulative Rights and No Waiver. Each and every right granted to either party under this Agreement or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of such party, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

                                                                   EXHIBIT 10.39


        b. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed and interpreted in accordance with the laws of the State of Texas.

        c. Venue. It is agreed that this Agreement is performable in Gray County, Texas, and any legal action brought to enforce any of the provisions hereof shall be brought in Gray County, Texas.

        d. Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Medicorp therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto, and then shall be effective only in the specified instance and for the purpose for which given.

        e. Binding on Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, provided, however, that no assignment or other transfer by Medicorp of this Agreement, or any part thereof, shall be made or be effective without the PEDC's prior written consent.

        f. Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein.

        g. Survivability. All covenants, agreements, representations and warranties made herein or in any other documents relating to the subject matter hereof shall survive the funding of this Agreement and shall continue in full force and effect as long as this Agreement is in effect.

        h. Captions. Captions have been included for convenience and shall have no effect on the interpretation of the particular provision which it identifies.

        EXECUTED in duplicate originals this the 28th day of July, 2000.

                                    PAMPA ECONOMIC DEVELOPMENT
                                    CORPORATION
ATTEST:                             By:
                                       -----------------------------
                                    Richard W. Stowers, Jr.,
--------------------------------    President
Jerry Foote, Secretary

                                    UNITED MEDICORP, INC.

ATTEST:                             By: /s/ PETER W. SEAMAN
                                       -----------------------------
/s/ MARGARET R. WRIGHT              Peter W. Seaman,
--------------------------------    Chairman and Chief Executive Officer
                       Secretary